EXHIBIT 99.3

EXECUTION VERSION

SEPARATION AGREEMENT

     This SEPARATION AGREEMENT (this “Agreement”) is made and entered into as of the 1st day of September, 2004, by and between VENTURI PARTNERS, INC., a Delaware corporation with its principal place of business in Charlotte, North Carolina (the “Company”), and Larry L. Enterline (the “Executive”).

STATEMENT OF PURPOSE

     Executive has served as an executive officer of the Company pursuant to an employment agreement with the Company dated as of April 14, 2003 (the “Employment Agreement”). Defined terms used herein that are not defined will have the meanings assigned to such terms in the Employment Agreement.

     Executive holds certain options to purchase common stock of the Company (the “Options”), which were issued to Executive pursuant to the Employment Agreement and two stock option award agreements each dated April 14, 2003 (collectively, the “Option Award Agreements”).

     The Company has executed that certain Agreement and Plan of Merger dated as of July 19, 2004 (the “Merger Agreement”) by and among the Company; VTP, Inc.; Venturi Technology Partners, LLC; COMSYS Holding, Inc. (“Holding”); COMSYS Information Technology Services, Inc. (“Comsys”); and certain stockholders of Holding, in which the Company has agreed to divest its commercial staffing operations and combine its remaining IT staffing operations with the IT staffing operations of Comsys (the “Merger”). If the Merger and related transactions are consummated (the “Merger Closing”), Comsys’ management team will take over management of the Company, and the combined IT staffing operations and Executive’s employment with the Company will be terminated after a brief transitional period. Similarly the employment of James C. Hunt and Ken R. Bramlett, Jr., who are also executives of the Company (the “Other Executives”), will be similarly terminated. The Company and Executive have executed this Agreement to provide for Executive’s separation from employment with the Company following the Merger Closing and transitional period on the terms and conditions set forth below. The Company and each of the Other Executives are executing similar agreements.

AGREEMENT

     NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the Company and Executive hereby agree as follows:

1. Effectiveness of Agreement. This Agreement is effective as of the date hereof and will be deemed under Paragraph 14 of the Employment Agreement to have amended certain provisions of the Employment Agreement in the event that the Merger closes, in each case simultaneously with the Merger Closing. This Agreement also will be deemed under Paragraph 8 of the Option Award Agreements to have amended certain provisions of the Option Award Agreements in the event the Merger closes, which Option Award Agreements will remain in effect thereafter as so amended. In the event that (a) the Merger

Closing does not occur for any reason by December 31, 2004, or (b) the Employment Termination Date (as defined below) has not occurred on or prior to March 31, 2005 (the “Outside Termination Date”) the Employment Agreement and the Option Award Agreements will remain in full force and effect for the benefit of the Company and Executive without change, and the terms and conditions of this Agreement will be void ab initio.

2. Change of Control Payments and Benefits; Non-Competition Payment. In consideration of the termination of Executive’s employment following the Merger as contemplated herein on or before the Outside Termination Date, Executive will be entitled to the following change of control payment and benefits (collectively, the “Payments”) on and after the date of the Merger Closing:

(A) Change in Control Payment. The Company will pay the sum of $539,900 to Executive by wire transfer to Executive’s account, such sum to be payable in full no later than ten (10) days after the date of the Merger Closing. The change of control payment required hereunder will be subject to, and reduced by, any applicable federal and state withholding taxes.

(B) Non-Competition Payment. In consideration of Executive’s agreements contained in Section 6, the Company will pay the sum of $400,000 to Executive by wire transfer to Executive’s account, such sum to be payable in full no later than ten (10) days after the date of the Merger Closing. The non-competition payment required hereunder will be subject to, and reduced by, any applicable federal and state withholding taxes.

(C) Stock Options. All outstanding options to purchase the Company’s common stock that were granted to Executive under the Option Award Agreements (collectively, the “Options”) will become fully vested on the date of the Merger Closing. Executive will be entitled to exercise any and all such Options pursuant to the terms thereof, in whole or in part, at any time prior to the earlier of (i) the original expiration date set forth in the Option Award Agreement, and (ii) the fourth anniversary of the ninetieth (90th) day after the later of (a) the date when Executive ceases to be a director of the Company and (b) the date of the Merger Closing (the “Option Expiration Date”). After the Option Expiration Date, all unexercised Options held by Executive will expire.

(D) Health Care Benefits. From and after the Employment Termination Date, Executive and his spouse and dependents will be entitled to continued coverage under the Company’s group health, dental and vision insurance, at the same coverage level and on the same terms and conditions as in effect at the Merger Closing or as available upon any amendment of such insurance plans applicable to all executive employees of the Company prior to the Merger Closing (including without limitation Executive’s payment of his portion of applicable premiums, but only to the extent that such portion does not exceed the current amount of such portion), until the earlier of (i) such time as Executive obtains alternative comparable coverage under another group plan, which coverage does not contain any pre-existing condition exclusions or limitations (for purposes of clarification, Executive has no duty to seek or obtain such comparable coverage), or (ii) the third anniversary of the Employment Termination Date. Notwithstanding the

forgoing provisions of this Section 4(B), in the event the terms of the Company’s group health, dental and/or vision coverage do not permit coverage of Executive as contemplated above, the Company will arrange for identical or better coverage to be provided to Executive at no greater out-of-pocket cost to Executive than that contemplated above. Upon the termination of the benefits coverage under the preceding sentences of this Section 4(B), Executive and his spouse and dependents will be entitled to obtain, at Executive’s sole cost and expense, continuation coverage under the Company’s health insurance plan pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended, and under any other applicable law, to the extent required by such other laws, as if Executive had terminated employment with the Company on the date such benefits coverage terminates. Executive agrees to cooperate with the Company in discharging its obligations hereunder and, in that connection, to execute any required forms or applications, and to submit required underwriting information, should they be required by any insurer hereunder.

(E) Excise Tax. Notwithstanding anything contained in this Agreement to the contrary, to the extent that the Payments would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Payments shall be reduced (but not below zero) to the minimum extent necessary so that no Payment to be made or benefit to be provided to Executive shall be subject to the Excise Tax (such reduced amount is hereinafter referred to as the “Limited Payment Amount”). Unless Executive shall have given prior written notice to the Company specifying a different order to effectuate the foregoing, the Company shall reduce or eliminate the Payments by first reducing or eliminating cash payments, and second by reducing or eliminating the portion of the Payments which are not payable in cash, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). Any notice given by Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive’s rights and entitlements to any benefits or compensation. The determination of whether the Payments shall be reduced to the Limited Payment Amount pursuant to this Agreement and the amount of such Limited Payment Amount shall be made, at the Company’s expense, by Pearl Meyer & Partners (“PMP”) or, in the event PMP is for any reason unavailable or unwilling to so act, by an accounting or consulting firm (the “Consulting Firm”) selected jointly by Executive and the Other Executives, with the reasonable concurrence of the Company. The Consulting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and Executive at such time as requested by the Company or by Executive (provided Executive reasonably believes that any of the Payments may be subject to the Excise Tax), and if the Consulting Firm determines that no Excise Tax is payable by Executive with respect to the Payments, it shall furnish Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to any such Payments. The Determination shall be binding, final and conclusive upon the Company and Executive.

(F) Personal Property. Executive shall be entitled to retain any laptop computer, cell phone, personal digital assistant, or similar personal property furnished to him for use by the Company during the term of the Employment Agreement, with all Company proprietary or confidential information deleted therefrom.

(G) Attorneys Fees. If the Company fails to make any payment required under Section 2, Executive shall be entitled to reimbursement by the Company for any attorneys fees actually incurred in collecting such payments.

3. Releases.

(A) Executive’s right to receive the Payments and benefits set forth in Section 2 of this Agreement are conditional upon (i) the Executive’s execution of a release in the form attached hereto as Exhibit A hereto on or after the date of the Merger Closing and on or before the third day following the date of the Merger Closing and (ii) Executive’s failure to revoke such release on or before the tenth day following the date of the Merger Closing. Executive further acknowledges that such Payments and benefits are (i) returnable or cancellable in full, as applicable, if Executive’s employment is not terminated as contemplated herein on or before the Outside Termination Date, and (ii) also subject to the provisions of Section 6(h).

(B) The Executive’s right to receive accrued but unpaid PTO (defined below) pursuant to Section 4(B) and the extended exercise period of the Options pursuant to Section 2(C) are contingent on the Executive’s execution of a release in the form attached hereto as Exhibit A hereto on or after the Employment Termination Date and on or before the third day following the Employment Termination Date and (ii) Executive’s failure to revoke such release on or before the tenth day following the Employment Termination Date.

4. Term and Termination of Employment.

(A) Term. The “Term” of the Employment Agreement will expire at the close of business on the sixtieth (60th) day after the date of the Merger Closing (the “Employment Termination Date”) and will not be renewed. From and after the date hereof, neither the Company nor Executive will have the right to terminate Executive’s employment with the Company pursuant to subparagraphs (c), (d) or (e) of Paragraph 6 of the Employment Agreement, and the Company shall have no right to terminate Executive’s employment pursuant to subparagraph 6(a) of the Employment Agreement because of (i) disability or (ii) pursuant to subparagraph 6(b) of the Employment Agreement because of his relocation of his principal residence to Florida or Georgia, provided, however, that, in the case of clause (ii), Executive continues to fulfill his employment obligations under the Employment Agreement.

(B) Executive’s employment with the Company will terminate upon the Employment Termination Date by mutual agreement of the parties and, in such event, the Company will pay to Executive (i) his accrued and unpaid Base Salary, (ii) Executive’s accrued but unpaid personal time off (“PTO”), (iii) reimbursements owed to him by the Company pursuant to Paragraph 4 of the Employment Agreement and (iv) any other benefits in accordance with the plans and programs of the Company referred to in

Paragraph 3(d) of the Employment Agreement, in each case through the Employment Termination Date. Notwithstanding the provisions of the foregoing sentence, in the event the Company terminates Executive’s employment pursuant to Paragraph 6(b) of the Employment Agreement, the Company shall pay to the Executive only (i) his accrued and unpaid Base Salary, (ii) reimbursements owed to him by the Company pursuant to Paragraph 4 of the Employment Agreement and (iii) any other benefits in accordance with the plans and programs of the Company referred to in Paragraph 3(d) of the Employment Agreement, in each case through the termination of such employment. Any payments required by the preceding provisions of this Section 4(B) will be paid on the Employment Termination Date (or in the event of the earlier termination of Executive’s employment pursuant to Paragraph 6(b) of the Employment Agreement, promptly following the date of termination of such employment). Additionally, the Company maintains an account in Executive’s name in its Non-Qualified Profit Sharing Plan. The Company will pay to Executive the balance of this account, which, for purposes of this Agreement, will include accrued interest and Executive’s share of reallocation of forfeitures as provided thereunder, to Executive by wire transfer to Executive’s account, such sum to be payable in full on January 3, 2005. The Company maintains an amount in the Executive’s name in its Deferred Compensation Plan, which has a balance, exclusive of accrued interest, of $680,000 as of the date hereof (the “DCP Balance”). The Company will pay the DCP Balance to Executive plus interest accruing on such amount by certified check or wire transfer to Executive’s account, such sum to be payable in full within five business days after the Merger Closing. The payment of the DCP Balance required hereunder will also be subject to, and reduced by, any applicable federal and state withholding taxes. The payments set forth in this Section 4(B) are in lieu of, and shall be deemed to be in full payment of, any payments and benefits owed Executive pursuant to Paragraph 7 of the Employment Agreement.

(C) On the Employment Termination Date, Executive will resign from all executive positions and capacities with the Company and/or the Company’s subsidiaries, including without limitation as an officer of the Company and the Company’s subsidiaries but will continue to serve, if requested to do so, as a director of the Company

5. Transitional Duties of Executive. Between the date of the Merger Closing and the Employment Termination Date, Executive will continue to perform the duties required to be performed by Executive under Paragraph 2 of the Employment Agreement and such other related duties as may be reasonably requested by the Company’s CEO or Board of Directors except that during such period (a) the Company shall not require Executive to occupy any office or position that would, as a matter of law, require him to sign or certify any report, financial statement, or other filing with the Securities and Exchange Commission or any other governmental or regulatory authority except insofar as Executive serves as a member of the Board of Directors, and (b) Executive shall not be required to so sign or certify any such document except as Executive may be so required as a member of the Board of Directors. Executive will use his reasonable best efforts to maintain the goodwill of the employees, customers and suppliers of the Company and its subsidiaries and to provide for a smooth and orderly transition of power and responsibility to Comsys’ management team. Executive’s office shall be located at the Company’s executive office in Charlotte, North Carolina.

6. Confidentiality; Non-Solicitation and Non-competition. Executive and the Company agree that the Employment Agreement shall be amended to delete Paragraph 8 in its entirety. Executive and the Company agree that:

     (a) During the Term of the Employment Agreement and thereafter, Executive shall not, except as may be required to perform his duties hereunder or as required by applicable law, disclose to others or use, whether directly or indirectly, any Confidential Information. For purposes of this Agreement, “Confidential Information” shall mean information about the Company, its subsidiaries and affiliates, and their respective clients, customers and employees that is not available to the general public and that was learned by Executive in the course of his employment by the Company, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information, client and customer lists, information regarding other employees of the Company, and all papers, resumes, records (including computer records) and the documents containing such Confidential Information. Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company, and that such information gives the Company a competitive advantage. Upon the termination of his employment for any reason whatsoever, Executive shall promptly deliver to the Company all documents, computer tapes and disks (and all copies thereof) containing any Confidential Information.

     (b) During the Term of the Employment Agreement and for two (2) years thereafter, Executive shall not, directly or indirectly in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, shareholder, employee, member of any association or otherwise) engage in, work for, consult, provide advice or assistance or otherwise participate in any activity that competes with the Company in IT consulting or IT staffing business in any of the following jurisdictions: Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, the District of Columbia, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin and Wyoming. Executive further agrees that during such period he will not assist or encourage any other person in carrying out any activity that would be prohibited by the foregoing provisions of this Section 6 if such activity were carried out by Executive and, in particular, Executive agrees that he will not induce any employee of the Company to carry out any such activity; provided, however, that the “beneficial ownership” by Executive, either individually or as a member of a “group,” as such terms are used in Rule 13d of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, of less than 2% of the voting stock of any publicly held corporation shall not be a violation of this Agreement.

     (c) During the Term of the Employment Agreement and for two (2) years thereafter, Executive shall not, directly or indirectly, influence or attempt to influence customers of the Company or any of its subsidiaries or affiliates, to divert their business to any competitor of the Company.

     (d) Executive shall not publicly disparage the Company or its affiliates.

     (e) Executive recognizes that he will possess confidential information about other executives of the Company relating to their education, experience, skills, abilities, compensation and benefits, and interpersonal relationships with customers of the Company. Executive recognizes that the information he will possess about these other executives is not generally known, is of substantial value to the Company in developing its business and in securing and retaining customers, and will be acquired by him because of his business position with the Company. Executive agrees that, during the Term of the Employment Agreement, and for a period of two (2) years thereafter, he will not, directly or indirectly, solicit or recruit any executive of the Company then employed by the Company or who was employed by the Company within six (6) months of any such solicitation or recruitment for the purpose of being employed by his or by any competitor of the Company on whose behalf he is acting as an agent, representative or employee.

     (f) Executive shall cooperate with and provide assistance to the Company and its legal counsel in connection with any litigation (including arbitration or administrative hearings) or investigation affecting the Company, in which, in the reasonable judgment of the Company’s counsel, Executive’s assistance or cooperation is needed. Executive shall, when requested by the Company, provide testimony or other assistance and shall travel at the Company’s reasonable request in order to fulfill this obligation; provided, however, that, in connection with such litigation or investigation, the Company shall accommodate Executive’s schedule, shall provide him with reasonable notice in advance of the times in which his cooperation or assistance is needed and shall reimburse Executive for any reasonable expenses (including the fees of professional advisors) incurred in connection with such matters, as well as for any actual lost wages or time off suffered as a result of absence from employment.

     (g) Executive agrees that the Company’s entering into this Agreement constitutes sufficient and valuable consideration for his agreement to the covenants in this Section 6.

     (h) The parties agree that, in the event of a material breach by Executive of the covenants contained in Section 6(a), (b), (c), (d), (e) or (f), which breach continues for more than twenty (20) days after Executive receives written notice of such breach from the Company, the Company will suffer irreparable harm, and in addition the determination of the resulting actual damages and harm to the Company will be very difficult to estimate. The parties stipulate and agree that, in the event of a material breach by Executive of the covenants contained in Section 6(a), (b), (c), (d), (e) or (f) that continues for more than twenty (20) days after Executive receives written notice of such breach from the Company, (i) the Executive shall be liable to the Company in an action for damages for that portion of the payments originally received by Executive pursuant to Sections 2(A) and 2(B) hereof (the “Original Payments”) such that, after Executive had used all reasonable means to minimize net taxes due thereon (including any tax benefits associated with such repayment or forfeiture but without regard to any expenses incurred in so acting or any time value of money), Executive would retain, on an after-tax basis, out of such Original Payments, only that amount as he would have obtained on an after-

tax basis had he received originally only one-half of the Original Payments, (ii) from and after the date thirty (30) days after the date of the Executive’s receipt of notice of the material breach, the Company shall have no further obligation to provide the healthcare benefits described in Section 2(D), except to the extent required by applicable law, and (iii) the Option Expiration Date shall become the date thirty (30) days after the date of the Executive’s receipt of notice of the material breach, in the case of each of the forgoing subsections (i), (ii) and (iii), as liquidated damages and not as penalties. The parties agree that the aforementioned liquidated damages constitute a reasonable estimate of the probable loss and cost to the Company for any such breach. The parties further agree that these liquidated damages do not restrict the Company’s right to enforce said covenants by injunctive relief in a court of equity. This liquidated damages provision is included in this Agreement only for the purpose of settling the damages in the event of a suit and recovery of damages for breach of such covenants, and shall not be deemed or considered to be evidence that the Company has adequate remedies at law for a breach of such covenants, and the Company shall have the right to pursue such liquidated damages, remedies at equity, or both, at its option.

     (i) If any provision or part of Section 6 is held to be unenforceable because of the scope or duration of such provision or the geographic area covered thereby as provided in Section 6, the parties hereto agree to modify such provision, or that the court making such determination shall have the power to modify such provision, to reduce the duration or area of such provision or both, or to delete specific words or phrases herefrom (“blue-penciling”), and, in its reduced or blue-penciled form, such provision shall then be enforceable and shall be enforced.

     (j) Executive acknowledges that the injury that would be suffered by the Company as a result of a breach of the provisions of this Section 6 would be irreparable and that an award of monetary damages alone to the Company for such a breach may be an inadequate remedy. The Company shall have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Section 6.

7. Severability; Survival. If any of the provisions set forth in this Agreement are held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement, but this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained herein; provided, however, that this provision shall not affect Executive’s ability to ratify any provision of this Agreement. Except as amended hereby, the Employment Agreement and Option Award Agreements shall remain in full force and effect.

8. Voluntary Agreement. Executive hereby represents that he has carefully read and completely understands the provisions of this Agreement and that he has entered into this Agreement voluntarily and without any coercion whatsoever, and in order to receive certain benefits not otherwise owed to Executive by the Company. Executive represents that he has been advised of his right to secure counsel to assist in his reviewing this Agreement, that he has retained counsel so to advise him, that he has had sufficient time to review carefully each of the provisions hereto with his counsel, and that his execution hereof is the product of his own free will and volition. Company agrees that it will pay counsel fees and expenses, up to a maximum of $15,000 in the aggregate in connection with counsel’s advising Executive with respect to this Agreement and advising the Other Executives entering into similar agreements with the Company, in each case solely with respect to such agreements.

9. Jurisdiction. This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina without giving effect to any otherwise applicable principles of conflicts of laws. Each party hereby irrevocably submits to the jurisdiction of the State and Federal Courts sitting in Mecklenburg County, State of North Carolina, for the adjudication of any dispute hereunder, and each party waives any objection to venue or claim of forum non conveniens in any such proceeding brought therein.

10. Transfer of Securities. Ninety one (91) days after the Employment Termination Date or, if later, ninety-one (91) days after the Executive ceases to be a member of the Board of Directors, the Company shall inform its transfer agent that Executive is no longer an Insider (as such term is defined in the Company’s Insider Trading Policy). During his board service, but beginning only on the ninety-first (91st) day after the Employment Termination Date, Executive shall be free to exercise options and sell shares when any other director is free to buy or sell shares of the Company’s stock.

[Signatures on Following Page]

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, or caused this Agreement to be duly executed by their authorized representatives as of the day and year first above written.

VENTURI PARTNERS, INC.

By:	/s/ James C. Hunt

Name:	James C. Hunt

Title:	President and CFO

By:	/s/ Larry L. Enterline

LARRY L. ENTERLINE

Exhibit A

RELEASE

(A) In consideration of the agreements by Venturi Partners, Inc., a Delaware corporation (the “Company”) pursuant to the Separation Agreement between the Company and Larry L. Enterline (“Executive”) dated as of September 1, 2004 (the “Separation Agreement”), Executive agrees for Executive and for Executive’s heirs, executors, administrators and assigns, to release and forever discharge the Company and all of its parent and subsidiary corporations, COMSYS Information Technology Services, Inc. and its affiliates, including COMSYS Holdings, Inc., together with each of their respective agents, officers, employees, directors and attorneys, from and to waive any and all rights with respect to all manner of claims, actions, causes of action, suits, judgments, rights, demands, debts, damages, or accountings of whatever nature, legal, equitable or administrative, whether the same are now known or unknown, which Executive ever had, now has or may claim to have relating to his employment by the Company or its affiliates, including those (i) arising from or relating to Executive’s employment or changes in Executive’s employment relationship with the Company, including Executive’s separation, termination or resignation therefrom, (ii) for additional compensation or benefits of whatever nature; (iii) for breach of contract, implied or express, impairment of economic opportunity, intentional or negligent infliction of emotional distress, wage or benefit claim, prima facie tort, defamation, libel, slander, negligent termination, wrongful discharge, or any other tort, whether intentional or negligent; (iv) under Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866, 1871, or 1991, the Age Discrimination in Employment Act, Employee Retirement Income Security Act, the Americans With Disabilities Act of 1993, the Family and Medical Leave Act, all as amended, or any other federal, state, county or municipal statute or ordinance relating to any condition of employment or employment discrimination; and (v) under any employment agreement between Executive and the Company other than the Separation Agreement and the Employment Agreement between the Company and Executive dated April 14, 2003, as amended by the Separation Agreement (the “Amended Employment Agreement”); provided, however, that this release shall not (x) include any claims relating to the obligations of the Company under this Release, the Separation Agreement or the Amended Employment Agreement; (y) operate to release Executive’s ownership of any common stock or, except to the extent provided herein, the Options, or the Option Award Agreements (as defined in, and amended by, the Separation Agreement); or (z) operate to release any right of Executive to indemnification or contribution, reimbursement, advance of counsel fees, or to coverage under directors and officers liability insurance and other liability policies applicable to officers and employees.

(B) Executive represents and warrants that he has not assigned or otherwise transferred any claim that he may have, or may have had, against the Company or its parent and subsidiary corporations that would have been released hereunder had such assignment or transfer not occurred.

(C) Executive acknowledges that Executive’s waiver of rights and claims under this Release includes a waiver of rights and claims under the Federal Age Discrimination in Employment Act of 1967, as amended, and that such waiver and the waiver and release of all other rights and claims contemplated by the release above are made knowingly and voluntarily. Executive acknowledges that he has been given a period of at least forty-five (45) days to consider the provisions of the release stated above, and to consult with Executive’s attorney, accountant, tax advisor, spouse or other persons prior to making a decision to sign this document. Executive further acknowledges that the Company has not pressured or coerced Executive to execute this Release prior to the expiration of 45 days from the date it was furnished to Executive and that any decision to execute this Release prior to such time has been made freely and voluntarily. Executive acknowledges that he has been informed that he has 7 days after the date hereof to revoke this release. Executive certifies that the Company has advised Executive in writing to consult with an attorney regarding the legal consequences of the execution of this Release. Executive further certifies that he has been provided certain information concerning persons eligible and ineligible to participate in the exit program being undertaken by the Company, as set forth in Annex A attached hereto.

IN WITNESS WHEREOF, Executive has duly executed this Release as of , 2004.

By:

LARRY L. ENTERLINE